Exhibit 10.1

AMGEN INC.

CHANGE OF CONTROL SEVERANCE PLAN

AMGEN INC., a Delaware corporation, has established this Change of Control Severance Plan, as amended and restated, effective as of December 9, 2010 (the “Plan”) for the benefit of certain key employees of Amgen Inc. and Covered Subsidiaries (as defined below).

The purposes of the Plan are as follows:

(1)	To reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction arising from the possibility of a change of control of the Company;

(2)	To enable and encourage the Company’s management to focus their attention on obtaining the best possible deal for the Company’s stockholders and to make an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

(3)	To provide severance benefits to any Participant (as defined below) who incurs a termination of employment under the circumstances described herein within a certain period following a Change of Control (as defined below).

1.	Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

(A)	“Accountants” shall mean the Company’s independent registered public accountants serving immediately prior to the Change of Control; provided, however, that in the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Administration Committee shall appoint another nationally recognized public accounting firm to make the calculations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).

(B)	“Administration Committee” shall mean the committee which is responsible for administering the Plan, as described in Section 3(A) hereof.

(C)	“Amgen Retirement Savings Plan” shall mean the Amgen Retirement and Savings Plan, As Amended and Restated Effective January 1, 2010, or any successor plan.

(D)	“Amgen Supplemental Retirement Plan” shall mean the Amgen Inc. Supplemental Retirement Plan, Amended and Restated Effective January 1, 2009, or any successor plan.

(E)	“Benefits Continuation Period” shall mean the earlier to occur of (i) the expiration of a Participant’s eligibility for coverage under COBRA, and (ii) the expiration of the eighteen (18) month period immediately following the Participant’s Date of Termination.

(F)	“Benefits Multiple” shall mean (i) with respect to each Group I Participant, two (2), (ii) with respect to each Group II Participant, two (2), and (iii) with respect to each Group III Participant, one (1).

(G)	“Board” shall mean the Board of Directors of the Company.

(H)	“Cash Severance Payment” shall mean a lump sum cash payment in an amount equal to the product of (x) the Participant’s Benefits Multiple, and (y) the sum of (i) the Participant’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change of Control, plus (ii) the Participant’s targeted annual bonus for the year in which such Date of Termination occurs (determined as the product of the Participant’s annual base salary and the Participant’s target annual bonus percentage, each as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change of Control).

(I)	“Cause,” with respect to any Participant, shall mean (i) the Participant’s conviction of a felony, or (ii) the engaging by the Participant in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the Participant’s duties, resulting, in either case, in material economic harm to the Company, unless the Participant believed in good faith that such conduct was in, or not contrary to, the best interests of the Company. For purposes of clause (ii) above, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith.

(J)	A “Change of Control” of the Company shall be deemed to have occurred at any of the following times:

(i)	upon the acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)

at the time individuals who, as of December 9, 2010, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to December 9, 2010, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

(iii)	immediately prior to the consummation by the Company of a reorganization, merger, consolidation, (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities) or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

(iv)	The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

(K)	“Change of Control Period” shall mean the period beginning on the date of a Change of Control and ending on the second anniversary of such Change of Control.

(L)	“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(M)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(N)	“Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

(O)	“Company” shall mean Amgen Inc., a Delaware corporation, and, except in determining under Section 1(J) hereof whether or not any Change of Control of the Company has occurred, shall include any successor to its business and/or assets. “Company” shall exclude any disregarded entity pursuant Treasury Regulations section 301.7701-3, unless the Plan is amended to designate the disregarded entity’s employees as Participants.

(P)	“Compensation Committee” shall mean the Compensation and Management Development Committee of the Board.

(Q)

“Confidential Information” shall mean information disclosed to the Participant or known by the Participant as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

(R)	“Covered Subsidiaries” shall mean Amgen USA Inc., Amgen Worldwide Services, Inc., Immunex Corporation, Immunex Manufacturing Corporation, Immunex Rhode Island Corporation, Amgen SF, LLC, Amgen Fremont Inc. and Amgen Mountain View Inc.

(S)	“Date of Termination” shall mean with respect to any purported termination of a Participant’s employment (other than by reason of the Participant’s death), (i) if the Participant’s employment is terminated for Disability, the date upon which a Notice of Termination is given, and (ii) if the Participant’s employment is terminated for any other reason, whether voluntarily or involuntarily, the date that the Participant’s employment terminates, as specified in the Notice of Termination (which shall be within sixty (60) days from the date such Notice of Termination is given).

(T)	“Disability” shall be determined in accordance with the Company’s long-term disability plan as in effect immediately prior to a Change of Control.

(U)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(V)	“Good Reason,” with respect to any Participant, shall mean the occurrence (without the Participant’s express written consent) of any of the following conditions, but only if (1) the Participant provides written notice to the Company of the existence of the condition within thirty (30) days of the initial existence of the condition; (2) the Company fails to remedy the condition within the thirty (30)-day period following the Company’s receipt of the notice delivered pursuant to clause (1); and (3) the Participant actually terminates employment within thirty (30) days following the expiration of the thirty (30)-day period described above in clause (2):

(i)	any adverse and material diminution in the Participant’s authority, duties or responsibilities as they existed immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

(ii)	the Company’s material reduction of the Participant’s annual base salary as in effect immediately prior to the Change of Control;

(iii)	relocation of the Company’s offices at which the Participant is employed immediately prior to the Change of Control which increases the Participant’s daily commute by more than one-hundred (100) miles on a round trip basis; or

(iv)	any other action or inaction by the Company that constitutes a material breach of the agreement under which the Participant provides services.

A Participant’s right to terminate his or her employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness.

(W)	“Group I Participants” shall mean those staff members of the Company, who hold the title of senior vice president or equivalent and above, and any other senior executive-level staff members of the Company and the Covered Subsidiaries whom the Administration Committee has designated as Group I Participants, as such group shall be constituted immediately prior to a Change of Control. At or before the occurrence of a Change of Control, the Company shall notify the Group I Participants in writing of their status as Participants in the Plan.

(X)	“Group II Participants” shall mean those management-level staff members of the Company and the Covered Subsidiaries at Level 8 or equivalent and above and who are not Group I Participants, as such group shall be constituted immediately prior to a Change of Control. At or before the occurrence of a Change of Control, the Company shall notify the Group II Participants in writing of their status as Participants in the Plan.

(Y)	“Group III Participants” shall mean those management-level staff members of the Company and the Covered Subsidiaries at Level 7 or equivalent, as such group shall be constituted immediately prior to a Change of Control. At or before the occurrence of a Change of Control, the Company shall notify the Group III Participants in writing of their status as Participants in the Plan.

(Z)	“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(AA)	“Participants” shall mean, collectively, the Group I Participants, the Group II Participants and the Group III Participants.

(BB)	“Proprietary Information Agreement” shall mean the Company’s form of Proprietary Information and Inventions Agreement in the form in effect immediately prior to a Change of Control.

2.

Effective Date and Term of Plan. The Plan, as amended and restated, shall be effective as of December 9, 2010 and shall continue in effect through December 31, 2014; provided, however, that commencing on December 31, 2014 and on each December 31 thereafter, the Plan shall automatically be extended for one additional year by adding one year to the last day of the term as then in effect unless, not later than November 30 of such year, the Company shall have given notice to the Participants that the term of the Plan will not be extended; provided, further, that if a Change of Control occurs during the original or any extended term of the Plan, the term of the Plan shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change of Control occurred.

3.	Administration.

(A)	The Plan shall be interpreted, administered and operated by the Compensation Committee, except that if the Compensation Committee determines that a Change of Control is likely to occur, the Compensation Committee shall appoint a person or group of persons who shall constitute the Administration Committee after the occurrence of the Change of Control, which Administration Committee shall have the power to interpret, administer and operate the Plan after the occurrence of the Change of Control. The Administration Committee shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Administration Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(B)	All expenses and liabilities which members of the Administration Committee incur in connection with the administration of the Plan shall be borne by the Company. The Administration Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons in connection with such administration, and the Administration Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Compensation Committee, the Administration Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Compensation Committee, the Administration Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.	Benefits Provided.

4.1	Termination After Change of Control. If a Participant’s employment is terminated during a Change of Control Period (a) by the Company other than for Cause or Disability, or (b) by the Participant for Good Reason, the Company shall pay the Participant the amounts, and provide the Participant with the benefits, described in this Section 4.1.

(A)

Cash Severance Payment. In lieu of any further salary payments to the Participant for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Participant (other than accrued vacation and similar benefits otherwise payable upon termination of employment pursuant to Company policies and programs), the Company shall pay to the Participant the Cash Severance Payment.

(B)	Benefits. Subject to subsection (B) of Section 11.6 hereof, if, as a result of the Participant’s termination of employment, the Participant becomes entitled to, and timely elects to continue, health care (including any applicable vision benefits) and/or dental coverage under COBRA, the Company shall provide the Participant and his or her dependents with Company-paid group health and dental insurance continuation coverage under COBRA during the Benefits Continuation Period.

(C)	The Company shall pay to the Participant any earned but unpaid portion of the Participant’s base salary as of the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which the Participant is entitled under any compensation plan or practice of the Company at the time such payments are due.

(D)	The Participant shall be fully vested in his or her accrued benefits under the Amgen Retirement Savings Plan and the Amgen Supplemental Retirement Plan, as applicable. The Company shall provide the Participant with either, in the Company’s sole discretion, a lump-sum cash payment or a contribution to the Amgen Supplemental Retirement Plan, in an amount equal to the sum of (1) the product of $2,500 and the Benefits Multiple and (2) the product of (x) 0.10, (y) the sum of (i) the Participant’s annual base salary as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change of Control, plus (ii) the Participant’s targeted annual bonus for the year in which such Date of Termination occurs (determined as the product of the Participant’s annual base salary and the Participant’s target annual bonus percentage, each as in effect immediately prior to the Date of Termination or, if higher, as in effect immediately prior to the Change of Control) and (z) the Benefits Multiple. Subject to subsection (B) of Section 11.6 hereof, payment under this Section 4.1(D) will be made within 45 days (or as soon thereafter as is administratively practicable) after the Date of Termination, but in no event more than two and one-half months after the end of the calendar year in which the Date of Termination occurs.

(E)	In any situation where under applicable law the Company has the power to indemnify (or advance expenses to) the Participant in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of the Participant’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, the Company shall promptly on written request, indemnify (and advance expenses to) the Participant to the fullest extent permitted by applicable law. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting the Participant’s indemnification otherwise arising out of this or any other agreement or promise of the Company or under any statute.

(F)	For the four (4) year period immediately following the Date of Termination, the Company shall furnish each Participant who was a director and/or officer of the Company at any time prior to the Date of Termination with directors’ and/or officers’ liability insurance, as applicable, insuring the Participant against insurable events which occur or have occurred while the Participant was a director or officer of the Company, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change of Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for officers and directors of the Company in force from time to time, provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Company for such insurance, then the Company shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

4.2

(A)	All calculations required to be made under Section 4.1 hereof, including the amount of the Cash Severance Payment and the assumptions to be utilized in arriving at such calculations shall be made by the Accountants. The Accountants shall provide the Participant and the Company with detailed supporting calculations with respect to such calculations at least fifteen (15) business days prior to the date of the Change of Control (or as soon as practicable in the event that the Accountants have less than fifteen (15) business days advance notice of the potential occurrence of the Change of Control) with respect to the impact of any payment which will be made to the Participant before, at or immediately after the Change of Control and from time to time thereafter to the extent that the Participant may become entitled to receive any additional payments or benefits which would affect the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code payable to the Participant in order that the Participant may determine whether it is in the best interest of the Participant to waive the receipt of any or all amounts which may constitute “excess parachute payments.” Any calculation by the Accountants shall be binding upon the Company and the Participant. All fees and expenses of the Accountants under this Section 4.2 shall be borne solely by the Company.

(B)

Notwithstanding any other provision of this Plan, in the event that any payment or benefit received or to be received by the Participant, including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement, (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Plan shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Plan shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(C)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Accountants, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accountants, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

4.3

Subject to subsection (B) of Section 11.6 hereof, the cash payments provided in subsections (A), (C) and (D) of Section 4.1 hereof shall be made by the fifth (5th) day following the receipt by the Participant of the Accountants’ calculation, but in no event later than March 15 of the calendar year following the calendar year in which the Participant’s employment is terminated. As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accountants hereunder, it is possible that the Cash Severance Payment made by the Company will have been less than the Company should have paid pursuant to Section 4.1(A) hereof, as the case may be (the amount of any such deficiency, the “Underpayment”) or more than the Company should have paid pursuant to Section 4.1(A) hereof, as the case may be (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay the Participant the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five (5) business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which the Participant remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall constitute a loan by the Company to the Participant, payable not later than five (5) business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

4.4	At the time that any payments are made under the Plan, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from its counsel, the Accountants or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

5.	Termination Procedures.

5.1	Notice of Termination. Any purported termination of a Participant’s employment following a Change of Control (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 8 hereof. Further, no termination for Cause shall be effective without (a) reasonable notice to the Participant setting forth the reasons for the Company’s intention to terminate which specifies the particulars thereof in detail, and (b) in the case of clause (ii) of the definition of Cause above, an opportunity for the Participant to cure such Cause within twenty (20) days after receipt of such notice. With respect to the Group I Participants, the Notice of Termination must include a written statement that a majority of the entire membership of the Board has determined that the Participant was guilty of the conduct constituting Cause. With respect to Group II Participants and Group III Participants, the Notice of Termination must include a written statement by one of the Participant’s direct or indirect supervisors that the supervisor has determined that the Participant was guilty of conduct constituting Cause.

6.

No Mitigation. The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 4 hereof. Further, the amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

7.	Successors; Binding Agreement.

7.1

(A)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume the Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

(B)	This Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of the Participants the Plan may not be assigned other than in connection with the merger or sale of any part of the business and/or assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder.

7.2	This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount would still be payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

8.	Notices. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

One Amgen Center Drive
Thousand Oaks, California 91320-1789
Attention: Corporate Secretary

9.	Claims Procedures; Expenses.

9.1	The Participant’s assertion of a right to benefits under, in connection with, or in any way related to the Plan constitutes Participant’s agreement to resolve covered disputes against any person or entity pursuant to this Section 9.

9.2	Claim for Benefits. A Participant may file with the Administration Committee a written claim for benefits under the Plan. The Administration Committee shall, within a reasonable time not to exceed ninety (90) days, unless special circumstances require an extension of time of not more than an additional ninety (90) days (in which event a Participant will be notified of the delay during the first ninety (90) day period), provide adequate notice in writing to any Participant whose claim for benefits shall have been denied, setting forth the following in a manner calculated to be understood by the Participant: (i) the specific reason or reasons for the denial; (ii) specific reference to the provision or provisions of the Plan on which the denial is based; (iii) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; and (iv) information as to the steps to be taken in order that the denial of the claim may be reviewed, including a statement of the Participant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claim.

9.3	Review of Claims. If a Participant’s claim has been denied and the Participant wishes to submit a request for a review of such claim, the Participant must follow the claims review procedure below:

(A)	Upon the denial of a claim for benefits, a Participant may file a request for review of the claim, in writing, with the Administration Committee or any person or persons to whom the Administration Committee has delegated its duties hereunder, including a claims processor;

(B)	The Participant must file the claim for review not later than 60 days after the Participant has received written notification of the denial of the claim;

(C)	The Participant has the right to review and obtain copies of all relevant documents relating to the denial of the claim and to submit any issues and comments, in writing, to the Administration Committee;

(D)	If the claim is denied, the Administration Committee must provide the Participant with written notice of this denial within 60 days after the Administration Committee’s receipt of the Participant’s written claim for review. There may be times when this 60-day period may be extended. This extension may only be made, however, when there are special circumstances that are communicated to the Participant in writing within the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than 120 days after receipt by the Administration Committee of the claim for review; and

(E)	The Administration Committee’s decision on the claim for review will be communicated to the Participant in writing, and if the claim for review is denied in whole or part, the decision will include: (i) the specific reason or reasons for the denial; (ii) specific reference to the provision or provisions of the Plan on which the denial is based; (iii) a statement that the Participant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim; and (iv) a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.

9.4	Expenses, Legal Fees. The Company shall pay to the Participant all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Participant with respect to any dispute or controversy arising under or in connection with the Plan (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of the Participant’s employment or in seeking to obtain or enforce any right or benefit provided by the Plan, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) if the Participant prevails on any material issue which is in dispute with respect to such dispute or controversy. The Company shall make such payments no later than the last day of the Participant’s taxable year immediately following the taxable year in which the expenses are incurred.

10.	Confidentiality; Non-Solicitation.

10.1	Confidentiality. With respect to each Participant, during the Participant’s Benefits Continuation Period, the Participant shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information. Upon termination of a Participant’s employment with the Company, all Confidential Information in the Participant’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Participant or furnished to any third party, in any form except as provided herein; provided, however, that the Participant shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of the Plan or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to the Participant by a third party. In addition, each Participant shall be subject to the Company’s policies regarding proprietary information and inventions, as set forth in the Proprietary Information Agreement.

10.2

Non-Solicitation. In addition to each Participant’s obligations under the Proprietary Information Agreement, during a Participant’s Benefits Continuation Period, the Participant shall not, either on the Participant’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 10.2.

10.3	Breach; Violation. In the event that a Participant breaches or violates any provision of Section 10.1 or 10.2 hereof, the Participant shall thereupon forfeit any right and interest of the Participant to receive payments or benefits hereunder, and the Company shall thereupon have no further obligation to provide such payments or benefits to the Participant hereunder.

10.4	Survival of Provisions. The provisions of this Section 10 shall survive the termination or expiration of the applicable Participant’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11.	Miscellaneous.

11.1	No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of the Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of the Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

11.2	No Right to Employment. Nothing contained in the Plan or any documents relating to the Plan shall (i) confer upon any Participant any right to continue as a Participant or in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of the Participant’s employment with the Company.

11.3	Termination and Amendment of Plan. The Company shall have the right to amend (and to amend or cancel any amendments), or, subject to Section 2 hereof, terminate the Plan at any time by resolution of the Board; provided, however, that after a Change of Control, the Company may not terminate the Plan and no amendment to the Plan shall be made which removes any Participant from participation in the Plan, which amends subsection (W), (X) or (Y) of Section 1 hereof or which adversely affects a Participant’s interests without the express written consent of the Participant(s) so affected. Subject to Section 10.3 hereof, notwithstanding anything contained herein to the contrary, all obligations accrued by Participants prior to any termination of the Plan must be satisfied in full in accordance with the terms hereof.

11.4	Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

11.5	Tax Withholding. The Company shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes that the Company reasonably determines to be required to be withheld by the Company in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company. Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Company, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to the Participant under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation).

11.6	Code Section 409A.

(A)	Generally. Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents shall have any obligation to mitigate or to hold any Participant harmless from any or all of such taxes.

(B)

Section 409A Six-Month Delayed Payment Rule. If any payments or benefits that become payable under this Plan on account of the Participant’s termination of employment constitute a deferral of compensation under Code Section 409A, such payments or benefits will be provided when the Participant incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) or successor provision (“Separation from Service”). If, at the time of the Participant’s Separation from Service, the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) or successor provision), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of the Participant’s Separation from Service (the “409A Suspension Period”). In the event of a Participant’s death, however, the Specified Benefits shall be paid to the Participant’s Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any payments or benefits that would be subject to Section 409A additional taxes if the

Company were to pay them, pursuant to this Plan, on account of the Participant’s “separation from service.” Within 14 calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.

11.7	California Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, to the extent not preempted by federal law, which shall otherwise control.

11.8	Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect. If the Plan shall for any reason be or become unenforceable by either party, the Plan shall thereupon terminate and become unenforceable by the other party as well.